UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 8, 2009

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Press Releases

On June 8, 2009, Callaway Golf Company (the “Company”) issued a press release entitled, “Callaway Golf Announces Proposed Private Offering of $110 Million of Convertible Preferred Stock.”

On June 8, 2009, the Company issued a press release entitled, “Callaway Golf Company Announces Dividend Reduction to Improve Cash Position and Reiterates 2009 Guidance.”

Risk Factors

In addition, the Company included the following risk factors related to the Company in the offering memorandum used in connection with the offering of convertible preferred stock to qualified institutional buyers described in the press release entitled, “Callaway Golf Announces Proposed Private Offering of $110 Million of Convertible Preferred Stock”:

Risks Related to Our Business and Industry

Successfully managing the frequent introduction of new products that satisfy changing consumer preferences is very important to the Company’s success.

The Company’s main products, like those of its competitors, generally have life cycles of two years or less, with sales occurring at a much higher rate in the first year than in the second. Factors driving these short product life cycles include the rapid introduction of competitive products and quickly changing consumer preferences. In this marketplace, a substantial portion of the Company’s annual revenues is generated each year by products that are in their first year of life.

These marketplace conditions raise a number of issues that the Company must successfully manage. For example, the Company must properly anticipate consumer preferences or its new products will not achieve sufficient market success to compensate for the usual decline in sales experienced by products already in the market. Second, the Company’s R&D and supply chain groups face constant pressures to design, develop, source and supply new products—many of which incorporate new or otherwise untested technology, suppliers or inputs. Third, for new products to generate equivalent or greater revenues than their predecessors, they must either maintain the same or higher sales levels with the same or higher pricing, or exceed the performance of their predecessors in one or both of those areas. Fourth, the relatively short window of opportunity for launching and selling new products requires great precision in forecasting demand and assuring that supplies are ready and delivered during the critical selling periods. Finally, the rapid changeover in products creates a need to monitor and manage the closeout of older products both at retail and in the Company’s own inventory.

Should the Company not successfully manage all of the risk factors associated with this rapidly moving marketplace, the Company’s results of operations, financial condition and cash flows could be significantly adversely affected.

Unfavorable economic conditions could have a negative impact on consumer discretionary spending and therefore reduce sales of the Company’s products.

The Company sells golf clubs, golf balls and golf accessories. These products are recreational in nature and are therefore discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of golf products during favorable economic conditions and when consumers are feeling confident and prosperous. Discretionary spending is also affected by many other factors, including general business conditions, interest rates, the availability of consumer credit, taxes and consumer confidence in future economic conditions. Purchases of the Company’s products could decline during periods when disposable income is lower, or during periods of actual or perceived unfavorable economic conditions. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that adversely affect consumer discretionary spending, whether in the United States or in the Company’s international markets, could result in reduced sales of the Company’s products, which could have a negative impact on the Company’s results of operations, financial condition and cash flows.

A severe or prolonged economic downturn could adversely affect our customers’ financial condition, their levels of business activity and their ability to pay trade obligations.

The Company primarily sells its products to golf equipment retailers directly and through wholly owned domestic and foreign subsidiaries, and to foreign distributors. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from these customers. Historically, the Company’s bad debt expense has been low. However, a prolonged downturn in the general economy could adversely affect the retail golf equipment market which in turn, would negatively impact the liquidity and cash flows of our customers, including the inability of our customers to obtain credit to finance purchases of our products and to pay their trade obligations. This could result in increased delinquent or uncollectible accounts for some of the Company’s significant customers. A failure by the Company’s customers to pay on a timely basis a significant portion of outstanding account receivable balances would adversely impact the Company’s results of operations, financial condition and cash flows.

The Company has significant international sales and purchases, and is exposed to currency exchange rate fluctuations.

A significant portion of the Company’s purchases and sales are international purchases and sales, and the Company conducts transactions in approximately 12 currencies worldwide. Conducting business in such various currencies exposes the Company to fluctuations in foreign currency exchange rates relative to the U.S. dollar.

The Company’s financial results are reported in U.S. dollars. As a result, transactions conducted in foreign currencies must be translated into U.S. dollars for reporting purposes based upon the applicable foreign currency exchange rates. Fluctuations in these foreign currency exchange rates therefore may positively or negatively affect the Company’s reported financial results and can significantly affect period-over-period comparisons.

The effect of the translation of foreign currencies on the Company’s financial results can be significant. The Company therefore from time to time engages in certain hedging activities to mitigate over time the impact of the translation of foreign currencies on the Company’s financial results. The Company’s hedging activities can reduce, but will not eliminate, the effects of foreign currency fluctuations. The extent to which the Company’s hedging activities mitigate the effects of foreign currency translation varies based upon many factors, including the amount of transactions being hedged. The Company generally only hedges a limited portion of its international transactions. Other factors that could affect the effectiveness of the Company’s hedging activities include accuracy of sales forecasts, volatility of currency markets and the availability of hedging instruments. Since the hedging activities are designed to reduce volatility, they not only reduce the negative impact of a stronger U.S. dollar but also reduce the positive impact of a weaker U.S. dollar. The Company’s future financial results could be significantly affected by the value of the U.S. dollar in relation to the foreign currencies in which the Company conducts business.

Foreign currency fluctuations can also affect the prices at which products are sold in the Company’s international markets. The Company therefore adjusts its pricing based in part upon fluctuations in foreign currency exchange rates. Significant unanticipated changes in foreign currency exchange rates make it more difficult for the Company to manage pricing in its international markets. If the Company is unable to adjust its pricing in a timely manner to counteract the effects of foreign currency fluctuations, the Company’s pricing may not be competitive in the marketplace and the Company’s financial results in its international markets could be adversely affected.

The Company’s obligations and certain financial covenants contained under the existing line of credit expose it to risks that could adversely affect its business, operating results and financial condition.

The Company’s credit facility is comprised of a $250,000,000 line of credit with a syndicate of eight banks under the terms of the November 5, 2004, Amended and Restated Credit Agreement (as amended, the “line of credit”). The line of credit is scheduled to expire on February 15, 2012 and provides for revolving loans of up to $250,000,000, although actual borrowing availability can be effectively limited by the financial covenants contained therein, including a maximum consolidated leverage ratio and a minimum interest coverage ratio. Both the maximum consolidated leverage ratio and minimum interest coverage ratio are based in part upon the Company’s trailing four quarters’ earnings before interest, income taxes, depreciation and amortization, as well as other non-cash expenses and income items as defined in the agreement governing the line of credit (“adjusted EBITDA”). As of May 31, 2009, the Company had an aggregate of approximately $210 million of borrowings outstanding on its line of credit (plus approximately $8.5 million in outstanding letters of credit) at a weighted average interest rate of approximately 2.13%. The Company’s cash balance as of May 31, 2009 was approximately $64.3 million. Since May 31, 2009, the Company applied a portion of its cash balance to reduce the amount outstanding under its line of credit to approximately $170 million as of June 5, 2009.

If the Company experiences a decline in revenues or adjusted EBITDA, we may have difficulty paying interest and principal amounts due on our line of credit or other indebtedness and meeting certain of the financial covenants contained in the line of credit. If the Company is unable to make required payments under the line of credit, or if we fail to comply with the various covenants and other requirements of the line of credit or other indebtedness, we would be in default thereunder, which would permit the holders of the indebtedness to accelerate the maturity thereof and increase the interest rate thereon. Any default under our line of credit or other indebtedness could have a significant adverse effect on our liquidity, business, operating results and financial condition and our ability to make any dividend or other payments on our capital stock.

Unfavorable economic conditions and foreign currency exchange rates have had a significant adverse effect on the Company’s results of operations and adjusted EBITDA in the first quarter of 2009; however, the Company remained in compliance with the financial covenants of the line of credit as of March 31, 2009. It is expected that these factors will have a significant adverse effect on the Company’s adjusted EBITDA for the second quarter of 2009 as well. As a result, it is likely that the Company will not be in compliance with the financial covenants under the existing line of credit at the end of the second quarter of 2009 unless the Company obtains an amendment to the terms of the line of credit or is able to raise capital and substantially pay down the amount outstanding under the line of credit. If the Company is not in compliance with certain of the financial covenants under the line of credit at the end of the second quarter of 2009, its liquidity would be adversely affected, and it would be in default under the line of credit, which would permit the holders of the indebtedness to accelerate the maturity thereof and/or increase the interest rate thereon as well as take other actions that could have a significant adverse effect on the Company’s liquidity, business and operations going forward and on our ability to make any dividend or other payment on our capital stock.

A reduction in the number of rounds of golf played or in the number of golf participants could adversely affect the Company’s sales.

The Company generates substantially all of its revenues from the sale of golf-related products, including golf clubs, golf balls and golf accessories. The demand for golf-related products in general and golf balls in particular, is directly related to the number of golf participants and the number of rounds of golf being played by these participants. If golf participation or the number of rounds of golf played decreases, sales of the Company’s products may be adversely affected. In the future, the overall dollar volume of the market for golf-related products may not grow or may decline.

In addition, the demand for golf products is also directly related to the popularity of magazines, cable channels and other media dedicated to golf, television coverage of golf tournaments and attendance at golf events. The Company depends on the exposure of its products through advertising and the media or at golf tournaments and events. Any significant reduction in television coverage of, or attendance at, golf tournaments and events or any significant reduction in the popularity of golf magazines or golf channels, could reduce the visibility of the Company’s brand and could adversely affect the Company’s sales.

The Company may have limited opportunities for future growth in sales of golf clubs and golf balls.

In order for the Company to significantly grow its sales of golf clubs or golf balls, the Company must either increase its share of the market for golf clubs or balls, or the market for golf clubs or balls must grow. The Company already has a significant share of worldwide sales of golf clubs and golf balls. Therefore, opportunities for additional market share may be limited. The Company also believes that overall dollar volume of the worldwide market for golf equipment sales has not experienced substantial growth in the past several years. In the future, the overall dollar volume of worldwide sales of golf clubs or golf balls may not grow or may decline.

If the Company inaccurately forecasts demand for its products, it may manufacture either insufficient or excess quantities, which, in either case, could adversely affect its financial performance.

The Company plans its manufacturing capacity based upon the forecasted demand for its products. The nature of the Company’s business makes it difficult to quickly adjust its manufacturing capacity if actual demand for its products exceeds or is less than forecasted demand. If actual demand for its products exceeds the forecasted demand, the Company may not be able to produce sufficient quantities of new products in time to fulfill actual demand, which could limit the Company’s sales and adversely affect its financial performance. On the other hand, if actual demand is less than the forecasted demand for its products, the Company could produce excess quantities, resulting in excess inventories and related obsolescence charges that could adversely affect the Company’s financial performance.

The Company depends on single source or a limited number of suppliers for some of its products, and the loss of any of these suppliers could harm its business.

The Company is dependent on a limited number of suppliers for its clubheads and shafts, some of which are single sourced. Furthermore, some of the Company’s products require specifically developed manufacturing techniques and processes which make it difficult to identify and utilize alternative suppliers quickly. In addition, many of the Company’s suppliers are not well capitalized and prolonged unfavorable economic conditions could increase the risk that they will go out of business. If current suppliers are unable to deliver clubheads, shafts or other components, or if the Company is required to transition to other suppliers, the Company could experience significant production delays or disruption to its business. The Company also depends on a single or a limited number of suppliers for the materials it uses to make its golf balls. Many of these materials are customized for the Company. Any delay or interruption in such supplies could have a material adverse impact upon the Company’s golf ball business. If the Company did experience any such delays or interruptions, the Company may not be able to find adequate alternative suppliers at a reasonable cost or without significant disruption to its business.

A significant disruption in the operations of the Company’s golf club assembly facilities in Carlsbad, California or its golf ball manufacturing facilities in Chicopee, Massachusetts could have a material adverse effect on the Company’s sales, profitability and results of operations.

A substantial majority of the Company’s golf club products are assembled at and shipped from its facilities in Carlsbad, California. A large majority of the Company’s golf ball products are manufactured at and shipped from its facilities in Chicopee, Massachusetts. Any natural disaster or other significant disruption to the operation of these facilities could substantially disrupt the Company’s global supply chain coordination for the relevant golf club or golf ball business segment, including damage to inventory at the respective facilities. In addition, the Company could incur significantly higher costs and longer delivery times associated with fulfilling orders and distributing product. As a result, a significant disruption at either of the Carlsbad, California or Chicopee, Massachusetts, facilities could adversely affect the Company’s sales, profitability and results of operations.

If the Company is unable to obtain at reasonable costs materials or electricity necessary for the manufacture of its products, its business could be adversely affected.

The Company’s size has made it a large consumer of certain materials, including steel, titanium alloys, carbon fiber and rubber. The Company does not produce these materials itself, and must rely on its ability to obtain adequate supplies in the world marketplace in competition with other users of such materials. In the future, the Company may not be able to obtain its requirements for such materials at a reasonable price or at all. An interruption in the supply of the materials used by the Company or a significant change in costs could have a material adverse effect on the Company’s business.

The Company’s golf club and golf ball manufacturing facilities use, among other resources, significant quantities of electricity to operate. An interruption in the supply of electricity or a significant increase in the cost of electricity could have a significant adverse effect upon the Company’s results of operations.

A disruption in the service or a significant increase in the cost of the Company’s primary delivery and shipping services for its products and component parts could have a material adverse effect on the Company’s business.

The Company uses United Parcel Service (“UPS”) for substantially all ground shipments of products to its U.S. customers. The Company uses air carriers and ship services for most of its international shipments of products. Furthermore, many of the components the Company uses to build its golf clubs, including clubheads and shafts, are shipped to the Company via air carrier and ship services. The Company’s inbound and outbound shipments are particularly dependent upon air carrier facilities at Los Angeles International Airport and ship service facilities at the Port of Los Angeles (Long Beach). If there is any significant interruption in service by such providers or at other significant airports or shipping ports, the Company may be unable to engage alternative suppliers or to receive or ship goods through alternate sites in order to deliver its products or components in a timely and cost-efficient manner. As a result, the Company could experience manufacturing delays, increased manufacturing and shipping costs, and lost sales as a result of missed delivery deadlines and product demand cycles. Any significant interruption in UPS services, air carrier services or ship services could have a material adverse effect upon the Company’s business. Furthermore, if the cost of delivery or shipping services were to increase significantly and the additional costs could not be covered by product pricing, the Company’s operating results could be significantly adversely affected.

The Company faces intense competition in each of its markets.

Golf Clubs. The golf club business is highly competitive, and is served by a number of well-established and well-financed companies with recognized brand names. New product introductions, price reductions, consignment sales, extended payment terms, “closeouts,” including closeouts of products that were recently commercially successful, and significant tour and advertising spending by competitors continue to generate intense market competition. Furthermore, continued downward pressure on pricing in the market for new clubs could have a significant adverse effect on the Company’s pre-owned club business as the gap narrows between the cost of a new club and a pre-owned club. Successful marketing activities, discounted pricing, consignment sales, extended payment terms or new product introductions by competitors could negatively impact the Company’s future sales.

Golf Balls. The golf ball business is also highly competitive. There are a number of well-established and well-financed competitors, including one competitor with an estimated U.S. market share of approximately 50%. As competition in this business increases, many of these competitors are increasing advertising, tour or other promotional support. This increased competition has resulted in significant expenses for the Company in both tour and advertising support and product development. Unless there is a change in competitive conditions, these competitive pressures and increased costs will continue to adversely affect the profitability of the Company’s golf ball business.

Accessories. The Company’s accessories include golf bags, golf gloves, golf footwear, golf and lifestyle apparel and other items. The Company faces significant competition in every region with respect to each of these product categories. In most cases, the Company is not the market leader with respect to its accessory markets.

The Company’s golf ball business has a concentrated customer base. The loss of one or more of the Company’s top customers could have a significant negative impact on this business.

On a consolidated basis, no one customer that distributes the Company’s golf clubs or golf balls in the United States accounted for more than 5%, of the Company’s consolidated revenues in 2008, and 3% in both 2007 and 2006. On a segment basis, the Company’s golf ball customer base is much more concentrated than its golf club customer base. In 2008, the top five golf ball customers accounted for approximately 20% of the Company’s total golf ball sales in the United States. A loss of one or more of these customers could have a significant adverse effect upon the Company’s golf ball sales.

International political instability and terrorist activities may decrease demand for the Company’s products and disrupt its business.

Terrorist activities and armed conflicts could have an adverse effect upon the United States or worldwide economy and could cause decreased demand for the Company’s products as consumers’ attention and interest are diverted from golf and become focused on issues relating to these events. If such events disrupt domestic or international air, ground or sea shipments, the Company’s ability to obtain the materials necessary to produce and sell its products and to deliver customer orders would be harmed. Furthermore, such events can negatively impact tourism, which could adversely affect the Company’s sales to retailers at resorts and other vacation destinations.

The Company’s business could be harmed by the occurrence of natural disasters or pandemic diseases.

The occurrence of a natural disaster, such as an earthquake, fire, flood or hurricane, or the outbreak of a pandemic disease, such as Severe Acute Respiratory Syndrome or the Avian Flu, could significantly adversely affect the Company’s business. A natural disaster or a pandemic disease could significantly adversely affect both the demand for the Company’s products as well as the supply of the components used to make the Company’s products. Demand for golf products also could be negatively affected as consumers in the affected regions restrict their recreational activities and as tourism to those areas declines. If the Company’s suppliers experienced a significant disruption in their business as a result of a natural disaster or pandemic disease, the Company’s ability to obtain the necessary components to make its products could be significantly adversely affected. In addition, the occurrence of a natural disaster or the outbreak of a pandemic disease generally restricts the travel to and from the affected areas, making it more difficult in general to manage the Company’s international operations.

The Company’s business and operating results are subject to seasonal fluctuations.

The Company’s business is subject to seasonal fluctuations. The Company’s first quarter sales generally represent the Company’s sell-in to the golf retail channel of its golf club products for the new golf season. Orders for many of these sales are received during the fourth quarter of the prior year. The Company’s second and third quarter sales generally represent reorder business for golf clubs. Sales of golf clubs during the second and third quarters are significantly affected not only by the sell-through of the Company’s products that were sold into the channel during the first quarter but also by the sell-through of products by the Company’s competitors. Retailers are sometimes reluctant to reorder the Company’s products in significant quantity when they already have excess inventory of products of the Company or its competitors. The Company’s sales of golf balls are generally associated with the level of rounds played in the areas where the Company’s products are sold. Therefore, golf ball sales tend to be greater in the second and third quarters, when the weather is good in most of the Company’s key markets and rounds played are up. Golf ball sales are also stimulated by product introductions as the retail channel takes on initial supplies. Like golf clubs, reorders of golf balls depend on the rate of sell-through. The Company’s sales during the fourth quarter are generally significantly less than the other quarters because in many of the Company’s principal markets fewer people are playing golf during that time of year due to cold weather. Furthermore, the Company generally announces its new product line in the fourth quarter to allow retailers to plan better. Such early announcements of new products could cause golfers, and therefore the Company’s customers, to defer purchasing additional golf equipment until the Company’s new products are available. Such deferments could have a material adverse effect upon sales of the Company’s current products or result in closeout sales at reduced prices.

The seasonality of the Company’s business could exacerbate the adverse effects of unusual or severe weather conditions on the Company’s business.

Because of the seasonality of the Company’s business, the Company’s business can be significantly adversely affected by unusual or severe weather conditions. Unfavorable weather conditions generally result in fewer golf rounds played, which generally results in reduced demand for all golf products, and in particular, golf balls. Furthermore, catastrophic storms can negatively affect golf rounds played both during the storms and afterward, as storm damaged golf courses are repaired and golfers focus on repairing the damage to their homes, businesses and communities. Consequently, sustained adverse weather conditions, especially during the warm weather months, could materially affect the Company’s sales.

Goodwill and intangible assets represent a significant portion of our total assets and any impairment of these assets could negatively impact our results of operations and shareholders’ equity.

The Company’s goodwill and intangible assets consist of goodwill from acquisitions, trade names, trademarks, service marks, trade dress, patents, and other intangible assets. Accounting rules require that the Company periodically evaluate whether these assets are impaired. An asset is considered to be impaired when its carrying value exceeds its fair value. The fair value of an asset is determined based upon the discounted cash flows expected to be realized from the use and ultimate disposition of the asset.

Accounting rules require that the Company’s goodwill and intangible assets with indefinite lives be evaluated for impairment at least annually. In addition, accounting rules require that the Company’s goodwill and intangible assets, including intangible assets with definite lives, be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Such indicators include a sustained decline in the Company’s stock price or market capitalization, adverse changes in economic or market conditions or prospects, and changes in the Company’s operations.

If in conducting an impairment evaluation the Company were to determine that the carrying value of an asset exceeded its fair value, the Company would be required to record a non-cash charge for the difference between the carrying value and the fair value of the asset. If a significant amount of the Company’s goodwill and intangible assets were deemed to be impaired, the Company’s results of operations and shareholders’ equity would be significantly adversely affected.

Changes in equipment standards under applicable Rules of Golf could adversely affect the Company’s business.

New golf club and golf ball products generally seek to satisfy the standards established by the USGA and R&A because these standards are generally followed by golfers within their respective jurisdictions. The USGA rules are generally followed in the United States, Canada and Mexico, and the R&A rules are generally followed in most other countries throughout the world.

The Rules of Golf as published by the R&A and the USGA are virtually the same. The Company believes that all of its products conform to both the USGA and R&A rules.

The Company’s future products may not satisfy USGA and/or R&A standards or existing USGA and/or R&A standards may be altered in ways that adversely affect the sales of the Company’s products or the Company’s brand. If a change in rules were adopted and caused one or more of the Company’s current products to be nonconforming, the Company’s sales of such products could be adversely affected. Furthermore, any such new rules could restrict the Company’s ability to develop new products.

The Company’s sales could decline if professional golfers do not endorse or use the Company’s products.

The Company establishes relationships with professional golfers in order to evaluate and promote Callaway Golf, Odyssey, Top-Flite and Ben Hogan branded products. The Company has entered into endorsement arrangements with members of the various professional tours, including the Champions Tour, the PGA Tour, the LPGA Tour, the PGA European Tour, the Japan Golf Tour and the Nationwide Tour. While most professional golfers fulfill their contractual obligations, some have been known to stop using a sponsor’s products despite contractual commitments. If certain of the Company’s professional endorsers were to stop using the Company’s products contrary to their endorsement agreements, the Company’s business could be adversely affected in a material way by the negative publicity or lack of endorsement.

The Company believes that professional usage of its golf clubs and golf balls contributes to retail sales. The Company therefore spends a significant amount of money to secure professional usage of its products. Many other companies, however, also aggressively seek the patronage of these professionals and offer many inducements, including significant cash incentives and specially designed products. There is a great deal of competition to secure the representation of tour professionals. As a result, it is becoming increasingly difficult and more expensive to attract and retain such tour professionals. The inducements offered by other companies could result in a decrease in usage of the Company’s products by professional golfers or limit the Company’s ability to attract other tour professionals. A decline in the level of professional usage of the Company’s products could have a material adverse effect on the Company’s sales and business.

If the Company is unable to enforce its intellectual property rights, its reputation and sales could be adversely affected.

The golf club industry, in general, has been characterized by widespread imitation of popular club designs. The Company has an active program of monitoring, investigating and enforcing its proprietary rights against companies and individuals who market or manufacture counterfeits and “knock off” products. The Company asserts its rights against infringers of its copyrights, patents, trademarks, and trade dress. However, these efforts may not be successful in reducing sales of golf products by these infringers. Additionally, other golf club manufacturers may be able to produce successful golf clubs which imitate the Company’s designs without infringing any of the Company’s copyrights, patents, trademarks, or trade dress. The failure to prevent or limit such infringers or imitators could adversely affect the Company’s reputation and sales.

The Company may become subject to intellectual property suits that could cause it to incur significant costs or pay significant damages or that could prohibit it from selling its products.

An increasing number of the Company’s competitors have sought to obtain patent, trademark, copyright or other protection of their proprietary rights and designs for golf clubs and golf balls. As the Company develops new products, it attempts to avoid infringing the valid patents and other intellectual property rights of others. Before introducing new products, the Company’s legal staff evaluates the patents and other intellectual property rights of others to determine if changes are required to avoid infringing any valid intellectual property rights that could be asserted against the Company’s new product offerings. From time to time, third parties have claimed or may claim in the future that the Company’s products infringe upon their proprietary rights. The Company evaluates any such claims and, where appropriate, has obtained or sought to obtain licenses or other business arrangements. To date, there have been no significant interruptions in the Company’s business as a result of any claims of infringement. However, in the future, intellectual property claims could force the Company to alter its existing products or withdraw them from the market or could delay the introduction of new products.

Various patents have been issued to the Company’s competitors in the golf industry and these competitors may assert that the Company’s golf products infringe their patent or other proprietary rights. If the Company’s golf products are found to infringe third-party intellectual property rights, the Company may be unable to obtain a license to use such technology, and it could incur substantial costs to redesign its products or to defend legal actions.

The Company’s brands may be damaged by the actions of its licensees.

The Company licenses its trademarks to third-party licensees who produce, market and sell their products bearing the Company’s trademarks. The Company chooses its licensees carefully and imposes upon such licensees various restrictions on the products, and on the manner, on which such trademarks may be used. In addition, the Company requires its licensees to abide by certain standards of conduct and the laws and regulations of the jurisdictions in which they do business. However, if a licensee fails to adhere to these requirements, the Company’s brands could be damaged. The Company’s brands could also be damaged if a licensee becomes insolvent or by any negative publicity concerning a licensee or if the licensee does not maintain good relationships with its customers or consumers, many of which are also the Company’s customers and consumers.

Sales of the Company’s products by unauthorized retailers or distributors could adversely affect the Company’s authorized distribution channels and harm the Company’s reputation.

Some of the Company’s products find their way to unauthorized outlets or distribution channels. This “gray market” for the Company’s products can undermine authorized retailers and foreign wholesale distributors who promote and support the Company’s products, and can injure the Company’s image in the minds of its customers and consumers. On the other hand, stopping such commerce could result in a potential decrease in sales to those customers who are selling the Company’s products to unauthorized distributors or an increase in sales returns over historical levels. While the Company has taken some lawful steps to limit commerce of its products in the “gray market” in both the United States and abroad, it has not stopped such commerce.

The Company has significant international operations and is exposed to risks associated with doing business globally.

The Company’s management believes that controlling the distribution of its products in certain major markets in the world has been and will be an element in the future growth and success of the Company. The Company sells and distributes its products directly in many key international markets in Europe, Asia, North America and elsewhere around the world. These activities have resulted and will continue to result in investments in inventory, accounts receivable, employees, corporate infrastructure and facilities. In addition, there are a limited number of suppliers of golf club components in the United States, and the Company has increasingly become more reliant on suppliers and vendors located outside of the United States. The operation of foreign distribution in the Company’s international markets, as well as the management of relationships with international suppliers and vendors, will continue to require the dedication of management and other Company resources.

As a result of this international business, the Company is exposed to increased risks inherent in conducting business outside of the United States. In addition to foreign currency risks, these risks include:

•	increased difficulty in protecting the Company’s intellectual property rights and trade secrets;

•	unexpected government action or changes in legal or regulatory requirements;

•	social, economic or political instability;

•	the effects of any anti-American sentiments on the Company’s brands or sales of the Company’s products;

•

increased difficulty in ensuring compliance by employees, agents and contractors with the Company’s policies as well as with the laws of multiple jurisdictions, including but not limited to the U.S. Foreign Corrupt Practices Act, and local international environmental, health and safety laws, and increasingly complex regulations relating to the conduct of international commerce;

•

increased difficulty in controlling and monitoring foreign operations from the United States, including increased difficulty in identifying and recruiting qualified personnel for its foreign operations; and

•	increased exposure to interruptions in air carrier or ship services.

Although the Company believes the benefits of conducting business internationally outweigh these risks, any significant adverse change in circumstances or conditions could have a significant adverse effect upon the Company’s operations, financial performance and condition.

The Company relies on increasingly complex information systems for management of its manufacturing, distribution, sales and other functions. If the Company’s information systems fail to perform these functions adequately or if the Company experiences an interruption in their operation, its business and results of operations could suffer.

All of the Company’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon the Company’s complex information systems. The Company’s information systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood, hurricane and other natural disasters;

•	power loss, computer systems failure, Internet and telecommunications or data network failure; and

•	hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of such systems or the failure of the Company’s information systems to perform as expected could disrupt the Company’s business, result in decreased sales, increased overhead costs, excess inventory and product shortages and otherwise adversely affect the Company’s operations, financial performance and condition.

Recently Adopted Accounting Standards Update

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interest in Consolidated Financial Statements, (“SFAS 160”). The adoption of this standard affects the presentation and disclosure in the Company’s consolidated financial statements of noncontrolling (minority) interests. In addition, as a result of the retrospective presentation and disclosure requirements of SFAS 160, the Company is required to reflect the change in presentation and disclosure for all prior periods which are presented in future filings. The adoption of SFAS 160 did not have a material impact on the Company’s financial condition, results of operations or cash flows for any periods presented in the Company’s 2008 Form 10-K or any other prior period.

SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS No. 160 requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest.

The Company did not have any noncontrolling interest prior to the year ended December 31, 2006. The principal effect of the adoption of SFAS 160 on the December 31, 2008, 2007 and 2006 consolidated balance sheets was to reclassify the noncontrolling interest of $2,213,000, $1,978,000 and $1,987,000, respectively from the mezzanine section of the balance sheet to Shareholders’ equity attributable to noncontrolling interest, thus increasing the total consolidated shareholders’ equity.

	December 31,
Balance Sheet (in thousands)	2008	2007	2006
Equity, as previously reported	$578,155	$568,230	$577,117
SFAS 160 reclassification of non-controlling interest	2,213	1,978	1,987

Equity, as adjusted	$580,368	$570,208	$579,104

Additionally, the adoption of SFAS 160 requires that net income, as previously reported prior to the adoption of SFAS 160, be adjusted to include the net income attributable to the noncontrolling interest, and that a new separate caption for net income attributable to common shareholders be presented in the Company’s consolidated statement of operations. The net income attributable to the noncontrolling interest was immaterial to the Company’s financial statements for all periods presented.

This filing does not change any other information in the Company’s 2008 Form 10-K and does not reflect events that have occurred after the original filing date of the Form 10-K, except as described above with respect to the adoption of SFAS 160. More current information is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 4, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated June 8, 2009, captioned, “Callaway Golf Announces Proposed Private Offering of $110 Million of Convertible Preferred Stock.”

99.2	Press Release, dated June 8, 2009, captioned, “Callaway Golf Company Announces Dividend Reduction to Improve Cash Position and Reiterates 2009 Guidance.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: June 8, 2009	By:	/s/ Steven C. McCracken
	Name:	Steven C. McCracken
	Title:	Senior Executive Vice President and Chief Administrative Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated June 8, 2009, captioned, “Callaway Golf Announces Proposed Private Offering of $110 Million of Convertible Preferred Stock.”

99.2	Press Release, dated June 8, 2009, captioned, “Callaway Golf Company Announces Dividend Reduction to Improve Cash Position and Reiterates 2009 Guidance.”